Exhibit 99.1




                   RONSON AND STEEL PARTNERS JOINTLY ANNOUNCE
                          RESOLUTION OF ALL LITIGATION

Somerset, N.J., October 16, 2007 - Ronson Corporation (NASDAQ Capital Market:
RONC) Ronson Corporation and Steel Partners II, L.P., announce the proposed resolution of all litigation between them, including all claims between Steel Partners and present and former directors and officers of Ronson.

The settlement, which is subject to approval by the New Jersey Superior Court, will bring to a conclusion almost 4-1/2 years of judicial disputes. The primary matter being settled comprises a derivative shareholder suit by Steel Partners, a 9.9% shareholder, claiming breach of fiduciary duty by Ronson directors in various respects. The directors have vigorously defended the claims, which were scheduled for trial in September. The settlement specifies that there is no admission of liability by any of the defendants. Certain Ronson structural changes and commitments have been made in the settlement, including Ronson's commitment to allow its Shareholder Rights Agreement ("poison pill") to expire no later than September, 2011. The settlement also includes a standstill by Steel Partners, refraining from proxy activities and other matters for a period of time.

In addition to disposition of the New Jersey Superior Court lawsuit, the settlement will include the dismissal by Steel Partners of a separate action that it instituted in its own name, not derivatively, in Federal Court in New Jersey in 2005.

The details of the Settlement are available on Ronson's website, www.ronsoncorp.com, and are also available through the filing by Ronson of a
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Form 8-K, with the U.S. Securities and Exchange Commission, which is available at the SEC's website, www.sec.gov.
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Warren Lichtenstein, principal spokesman for Steel Partners, and Louis V.
Aronson II, President and CEO of Ronson, each expressed satisfaction that the lengthy dispute was being resolved and that Ronson and its officers, directors, and employees could devote their full time and attention to overseeing the operations of the Company for the benefit of all shareholders.

This press release contains forward-looking statements that anticipate results based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectations of future events. The Company cannot ensure that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. If underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could vary materially from our projections. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.